Exhibit 99.2

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET INTERACTIVE TO PARTICIPATE
IN UBS’ 37TH ANNUAL GLOBAL MEDIA AND COMMUNICATIONS CONFERENCE
To Report Progress on Strategic Initiatives and Reaffirm Fourth Quarter 2009 Guidance
SIOUX FALLS, SD, December 8, 2009 — LodgeNet Interactive Corporation (NASDAQ: LNET), the leading provider of media and connectivity solutions to hospitality and healthcare businesses, today announced that its Chairman and CEO Scott C. Petersen will participate in UBS’ Global Media and Communications Conference on Wednesday, December 9, 2009, in New York, NY. Mr. Petersen will discuss the Company’s strategy, its success in proactively managing its business during the evolving economic conditions of 2009, and progress on its strategic initiatives to diversify revenue and drive free cash flow. During the presentation, Mr. Petersen will also reaffirm the Company’s fiscal guidance for the fourth quarter of 2009, which was originally provided on October 21, 2009.
Some highlights of LodgeNet’s recent strategic achievements include:
•	Revenue Diversification: Revenue generated by sources other than guest entertainment purchases increased 15% during the first nine months of 2009 as compared to the same period in 2008 and now represents 40% of total revenue.

•	Proactive Management: Given the economic environment, LodgeNet reduced its operating expenses by 25% and its capital expenditures by 70% during the first nine months 2009. As a result of this management approach, the Company increased its cash flow by four fold during the first 9 months of 2009, from $9.9 million in 2008 to $46.3 million in 2009.

•	Debt Reduction: During the first nine months of 2009, LodgeNet reduced its debt by more than 15%, or $92 million.

•	Innovative Product Arrangements: LodgeNet reduced its level of capital investment per interactive room by an average of 20% between new and renewal rooms in 2009, and further capital reductions representing a $50-$75, or 20%-25% savings per average system installation are anticipated through the innovative arrangements LodgeNet recently announced with LG Electronics and Philips, the two leading TV manufacturers for the hospitality market. The two electronics firms are now licensed to integrate LodgeNet’s patented b-LAN communications technology directly into their televisions during assembly, creating out-of-the-box “LodgeNet ready” sets.

•	Healthcare: LodgeNet’s Healthcare division increased its facilities under contract in 2009 by 30% to more than 55 facilities nationwide. Recently, the division signed agreements with several award-winning hospitals and made inroads into the children’s hospital segment, with Children’s Hospitals and Clinics of Minnesota joining Morgan Stanley and Children’s Pittsburgh, as well as the new Sanford Children’s Hospital on LodgeNet’s roster of well-known pediatric facilities. LodgeNet Healthcare has also been selected to address the needs of government armed forces facilities at the Veterans Administration hospital in Washington DC, and Naval hospitals in Jacksonville and Pensacola, Florida.

•	The Hotel Networks: THN continues its emergence as an innovative programmer through the introduction of two additional content offerings. Starting in Jan 2010, the English-speaking RT World News Channel will be distributed through THN’s private satellite network in over 800 major hotels. In early spring of 2010, Fashion TV “Jet Set Edition” will launch in select upscale hotels throughout the country. This customized channel will be produced with cooperation of FTV, the world’s leader in Fashion programming, and will be carried on THN’s Interactive channels.

LodgeNet presents at UBS Global Media and Communications Conference — 2
The LodgeNet management presentation will take place on Wednesday, December 9, 2009 at approximately 3:00 pm Eastern Standard Time. A live Webcast of the presentation and a copy of the slides will be available in the investor section of the Company’s Website (www.lodgenet.com).
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
LodgeNet and LodgeNet RX are registered trademarks of LodgeNet Interactive Corporation. Other trademarks are the property of their respective owners.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release and in the prepared remarks, as well as in response to the questions during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to our 2009 guidance, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions (including those represented recently by liquidity crises, government bailouts and assistance plans, bank failures, and recessionary threats and developments); the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
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